Exhibit 99.1

Allied Nevada Significantly Increases Hycroft Mineral Reserves to 10.2 Million Ounces of

Gold and 388.6 Million Ounces of Silver (17.0 Million Ounces AuEq1)

August 23, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, “ANV” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce a summary of the updated mineral reserve and resource estimates for its wholly owned Hycroft Mine located near Winnemucca, Nevada.

•

Proven and Probable Mineral Reserves increase to 10.2 million ounces of gold and 388.6 million ounces of silver or 17.0 million ounces AuEq (854.0 million tons grading 0.012 ounces per ton (“opt”) Au, 0.46 opt Ag, or 0.02 opt AuEq) from 2.6 million ounces Au and 49.3 million ounces Ag, as reported in March, 2011.

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Measured and Indicated Mineral Resources, excluding reserves, are 6.8 million ounces of gold and 205.1 million ounces of silver or 10.3 million ounces AuEq (724.0 million tons grading 0.009 opt Au, 0.28 opt Ag, or 0.014 opt AuEq).

•	Allied Nevada intends to release the results of the Hycroft Mill Feasibility Study, which forms the basis for the reserve conversion, in the next few weeks.

•	The reserve and resource estimate is based on gold and silver prices of $800 per ounce and $14 per ounce, respectively.

The significant reserve increase is due to the conversion of resources reflecting the Heap Leach and Mill Feasibility Study, the results of which are expected to be released in the next few weeks. Overall, Measured and Indicated Mineral Resources, inclusive of mineral reserves, increased to 16.9 million ounces of gold (from 16.1 million ounces) and silver decreased slightly to 593.7 million ounces (from 598.1 million ounces). Total Measured and Indicated Mineral Resources, including reserves, increased to 1.6 billion tons (from 1.5 billion tons), while grades remained essentially the same.

“We believe this reserve estimate better reflects the potential magnitude of the Hycroft project,” comments Scott Caldwell, President & CEO. “We will continue drilling at a reduced rate as management is confident that the current reserve will support a long mine life, allowing us to focus on regional step out targets and conversion of the known resources. The Mill Feasibility Study will be released shortly and we believe shareholders will be pleased with what will be presented.”

Inferred mineral resources total 307.1 million tons grading 0.012 opt gold and 0.33 opt silver (0.017 opt AuEq). Approximately 55.8 million tons grading 0.012 opt gold and 0.42 opt (0.019 opt AuEq) silver lies within the current reserve pit, but lacks the drill density to convert to higher confidence levels.

The cutoff grade (“COG”) strategy applied to the current mineral reserve and resource estimates reflects the long-term operating assumptions for the oxide and transitional heap leach (COG – 0.005 opt AuEq), transitional mill (COG – 0.011 opt AuEq) and sulfide mill (COG – 0.014 opt AuEq) mineralization at Hycroft.

[1]	Gold Equivalent (“AuEq”) values are calculated using a silver ounce to gold ounce ratio of 57.14:1 ($800 Au/$14 Ag)

The June 30, 2011, mineral reserve was estimated using gold and silver selling prices of $800 per ounce and $14 per ounce, respectively, and is highlighted below. The Company completed a metal price sensitivity analysis estimating ounces mined using Whittle cones, hypothetical mining pits created using the block model and applying metallurgical recoveries and basic economics such as metal prices and costs. The results of this analysis are as follows:

				Ounces Mined (000s)				Total Ounces Mined (000s)
Metal Prices		Total Tons	Waste Tons	Heap Leach		Mill
Au	Ag	(000s)	(000s)	Au	Ag	Au	Ag	Au	Ag
$400	$7	129,409	41,644	589	6,825	805	48,706	1,394	55,531
$600	$11	1,252,730	586,238	3,140	61,259	4,726	268,164	7,866	329,423
$800	$14	2,030,148	1,176,169	3,161	91,979	7,030	296,646	10,191	388,625
$1,000	$18	2,600,899	1,413,354	5,321	108,450	7,373	403,763	12,694	512,213
$1,100	$19	3,021,135	1,711,599	5,819	121,041	7,890	424,353	13,709	545,394
$1,200	$21	3,341,050	1,939,407	6,228	130,180	8,139	436,278	14,367	566,458
$1,400	$25	4,175,451	2,601,451	6,966	147,438	8,660	456,505	15,626	603,943
$1,600	$28	4,553,071	2,905,948	7,302	155,669	8,760	461,179	16,062	616,848
$1,800	$32	4,879,673	3,188,257	7,510	160,364	8,810	463,642	16,320	624,006
$2,000	$35	5,099,148	3,385,534	7,609	162,674	8,836	464,818	16,445	627,492

This sensitivity analysis assumes a constant silver to gold price ratio of 57.14:1. The $800 per ounce of gold and $14 per ounce of silver line (bold and highlighted) reflects our current reserve estimate. The $1,100 per ounce gold price line (highlighted) hypothetically represents an in-pit reserve, assuming a trailing 3-year average gold price of $1,112 per ounce.

June 30, 2011 – Summary Mineral Reserve & Resource Estimate

Proven & Probable Mineral Reserves
	Tons (000s)	Grades			Contained Ounces (000s)
		Au	Ag	AuEq	Au	Ag	AuEq
Proven Heap Leach	312,273	0.008	0.24	0.012	2,581	74,945	3,893
Probable Heap Leach	77,934	0.007	0.22	0.011	580	17,034	878

Total Proven & Probable Heap Leach	390,207	0.008	0.24	0.012	3,161	91,979	4,771

Proven Mill	395,661	0.015	0.66	0.027	6,056	259,258	10,594
Probable Mill	68,111	0.014	0.55	0.024	974	37,388	1,628

Total Proven & Probable Mill	463,772	0.015	0.64	0.026	7,030	296,646	12,222

Total Proven & Probable Mineral Reserves	853,979	0.012	0.46	0.020	10,191	388,625	16,993

Waste	1,176,169

Total Tons	2,030,148

Strip Ratio	1.38

Measured & Indicated Mineral Resources (exclusive of Mineral Reserves)
	Tons (000s)	Grades			Contained Ounces (000s)
		Au	Ag	AuEq	Au	Ag	AuEq
Measured Heap Leach	242,554	0.006	0.16	0.009	1,523	38,184	2,191
Indicated Heap Leach	172,807	0.006	0.14	0.009	1,102	24,799	1,536

Total Measured & Indicated Heap Leach	415,361	0.006	0.15	0.009	2,625	62,983	3,727

Measured Mill	161,737	0.013	0.52	0.022	2,140	83,864	3,608
Indicated Mill	146,855	0.014	0.40	0.020	1,992	58,205	3,010

Total Measured & Indicated Mill	308,592	0.013	0.46	0.021	4,132	142,069	6,618

Total Measured & Indicated Mineral Resources	723,953	0.009	0.28	0.014	6,757	205,052	10,345

Inferred Mineral Resources
	Tons (000s)	Grades
		Au	Ag	AuEq
Inferred Resource - In Reserve Pit
- Heap Leach	24,174	0.008	0.24	0.012
- Mill	31,620	0.015	0.56	0.025

Total inferred in reserve pit	55,794	0.012	0.42	0.019

Inferred Resource - Outside Reserve Pit
- Heap Leach	95,244	0.007	0.14	0.009
- Mill	156,051	0.015	0.42	0.022

Total inferred outside reserve pit	251,295	0.012	0.31	0.017

Total Inferred Mineral Resources	307,089	0.012	0.33	0.017

NOTES TO THE JUNE 30, 2011, MINERAL RESERVE AND RESOURCE ESTIMATE

1.	Scott Wilson of Scott E. Wilson Consulting, Inc. is a Certified Professional Geologist and member of the American Institute of Professional Geologists in Denver, Colorado, and is a Qualified Person as defined by NI 43-101. Mr. Wilson is the independent resource estimate consultant for Allied Nevada Gold Corp. and has supervised the preparation of the technical information contained in this press release.

2.	Scott E. Wilson Consulting, Inc. has recommended an ordinary kriging estimate as the preferred method of determining the Mineral Resource estimate. Inferred Mineral Resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 50 feet long x 50 feet wide x 25 feet tall with the estimation parameters determined by variography.

3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may also be materially affected by the inability to obtain required environmental and other regulatory approval or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

4.	A processing method and plant, different from that currently operating at the Hycroft Mine, and all associated regulatory approvals, are required to recover gold and silver from sulfide mineralization.

5.	Gold equivalent cutoff grades were calculated using a gold price of $800 per ounce and a silver price of $14.00 per ounce for a gold to silver ratio of 57.14:1.

6.	Estimates of Mineral Reserves and Resources may be materially affected by environmental permitting, legal and other relevant issues.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; mineral reserve and resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Mineral Resources

This press release uses the terms “measured”, “indicated” and “inferred” “mineral resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release. Allied Nevada will file on www.sedar.com a National Instrument 43-101 compliant technical report within the time required by 43-101 guidelines encompassing the mineral reserve and resource discussed herein, which will include further details with respect to the feasibility study, including risks and uncertainties associated therewith.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.